EXHIBIT 99.1

River Valley Bancorp
Announces Higher Earnings for the Quarter
Ended March 31, 2007

For Immediate Release
Tuesday April 17, 2007

Madison, Indiana - April 17, 2007- River Valley Bancorp (NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced today earnings for the first quarter ended March 31, 2007.

Net income for the quarter was $532,548, an increase of $129,727 or 32.2%, from the $402,815 reported for the quarter ended March 31, 2006. Included in this increase is higher non-interest income from trust and wealth management fees, modestly higher interest margins, as well as, modestly lower operating expenses and provision for loan losses. Net income for the quarter ended March 31, 2007 expressed as basic earnings per share was $0.33. For the same period in 2006, basic earnings per share was $0.25. For the quarter ended March 31, 2007, return on average assets was 0.63% and the return on equity was 8.78%, and compares to 0.49% and 6.97%, respectively for the period ended March 31, 2006.

Assets totaled $338.8 million as of March 31, 2007, an increase of $16.2 million from balances reported on March 31, 2006, and a decrease of $3.4 million from the balances reported as of December 31, 2006. Net loans, including loans held for sale, were $243.4 million as of March 31, 2007, an increase of $11.7 million from $231.7 as of March 31, 2006, and an increase of $1.5 million from December 31, 2006. Deposits totaled $217.5 million as of March 31, 2007, an increase of $2.3 million from March 31, 2006, and a $2.7 million decrease from the $220.2 million reported as December 31, 2006.

“As previously stated, your Corporation has responded appropriately to opportunities, rather than being determined by a national interest rate environment where hope and prayer seems to be the extent of anyone’s control”, stated Matthew P. Forrester, president of River Valley Bancorp. The CEO further added, “We ended 2006 with a dramatic improvement in earnings in the fourth quarter, and that momentum is carried forward into 2007. Prudent growth and management of the balance sheet has yielded significant improvement in net income while still affording us the prospect of improving margins, if and when, the national interest rate environment returns to a more typical and historical pattern.”

Equity as of March 31, 2007 was $24.3 million, or 7.2% as expressed as a percentage of assets. Book value per share of River Valley Bancorp stock was $15.06 as of March 31, 2007.

The last reported trade of “RIVR” stock on April 16, 2007 was at $17.60.

Selected Financial Information
(In thousands, unless otherwise noted)

	3 Months Ended	3 Months Ended
	3-31-2007	3-31-2006

Assets	$338,841	$322,708
Net Loans, including
Loans held for sale	245,405	231,739
ALL	2,050	2,373
Deposits	217,534	215,242
Shareholders’ Equity	24,335	23,156

Total Interest Income	$4,958	$4,444
Total Non Interest Income	668	572
Interest Expense	3,009	2,498
Non Interest Expense	1,832	1,850
Provision Loan Losses	48	84
Taxes	204	181
Net Income	533	403

ROAA	0.63%	0.49%
ROAE	8.78%	6.97%
Earnings per Basic Share	$0.33	$0.25
Diluted Earnings per Share	$0.32	$0.25

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949